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                                                                  Exhibit (a)(3)


                 Amended and Restated Certificate of Designation

                            HOTCHKIS AND WILEY FUNDS


        The undersigned, being the Secretary of Hotchkis and Wiley Funds (hereinafter referred to as the "Trust"), a trust with transferable shares of the type commonly called a Massachusetts business trust, DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of the Trust by Article FOURTH, paragraph 1(b) of the Declaration of Trust dated August 22, 1984, and amended and restated by a Restated Declaration of Trust filed on October 29, 1996, as amended to date (hereinafter referred to as the "Declaration of Trust"), and by the affirmative vote of a majority of the Trustees at a meeting duly called and held on January 26, 1999, the Amended Certificate of Designation dated October 20, 1997 and filed with the Secretary of The Commonwealth of Massachusetts on November 17, 1997 amending and restating the Trust's Certificate of Designation dated October 11, 1996 and filed on October 17, 1996 is amended and restated effective as of April 1, 1999 as follows:

        The shares of beneficial interest of the Trust are divided into ten separate series, each series to have the following special and relative rights:

        (1) The series shall be designated as follows:

            Equity Income Series                Low Duration Series
            Small Cap Series                    Short-Term Investment Series
            International Series                Equity Fund for Insurance Companies Series
            Balanced Series                     Mid-Cap Series
            Total Return Bond Series            Global Equity Series

        (2) Each series shall be authorized to invest in cash, securities, instruments and other property as from time to time described in the Trust's then currently effective registration statement under the Securities Act of 1933. Each share of beneficial interest of each series ("share") shall be redeemable, shall be entitled to one vote or fraction thereof in respect of a


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fractional share on matters on which shares of that series shall be entitled to vote and shall represent a pro rata beneficial interest in the assets allocated to that series, and shall be entitled to receive its pro rata share of net assets of that series upon liquidation of that series, all as provided in the Declaration of Trust.

        (3) The shares of beneficial interest of the Small Cap Series, the International Series, the Balanced Series, the Total Return Bond Series and the Low Duration Series shall be classified into two classes (each, a "Class"), designated Distributor Class Shares and Investor Class Shares, of which an unlimited number may be issued. Shares outstanding on the date on which the amendments provided for herein become effective shall be and shall continue to be Investor Class Shares. The shares of beneficial interest of each other series of the Trust shall consist of a single Class designated the Investor Class; provided, however, that the Trustees reserve the right to hereafter create one or more Classes of shares of any series of the Trust. An unlimited number of shares of each series may be issued.

        (4) The holders of Distributor Class Shares and Investor Class Shares of each series shall be considered shareholders of such series, and shall have the relative rights and preferences set forth herein and in the Declaration of Trust with respect to shares of such series, and shall also be considered shareholders of the Trust for all other purposes (including, without limitation, for purposes of receiving reports and notices and the right to vote) and, for matters reserved to the shareholders of one or more other Classes or series by the Declaration of Trust or by any instrument establishing and designating a particular Class or series, or as required by the Investment Company Act of 1940 and/or the rules and regulations of the Securities and Exchange Commission thereunder (collectively, as from time to time in effect, the "1940 Act") or other applicable laws. The holders of shares of each Class shall be entitled to one vote per share and to a fraction of a vote proportional to each fractional share held, on all matters on which shares of that Class shall be entitled to vote, all as provided in the Declaration of Trust.

        (5) The Distributor Class Shares and the Investor Class Shares of each series shall represent an equal proportionate interest in the share of such Class in the Trust Property


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belonging to that series, adjusted for any liabilities specifically allocable to the shares of that Class, and each share of any such Class shall have identical voting, dividend, liquidation and other rights and the same terms and conditions, except that the expenses related directly or indirectly to the distribution of the shares of a Class paid under a plan of distribution under Rule 12b-1 under the 1940 Act (a "Plan") shall be borne solely by such Class, and such expenses shall be appropriately reflected in the determination of net asset value and the dividend, distribution and liquidation rights of such Class.

        (6) (a) Distributor Class Shares of each series shall be subject to an asset-based sales charge pursuant to a Plan, in such amounts as shall be determined from time to time.

            (b) Investor Class Shares of each series shall not be subject to an asset-based sales charge pursuant to a Plan.

        (7) Shareholders of each series and Class shall vote as a separate series or Class, as the case may be, on any matter to the extent required by, and any matter shall be deemed to have been effectively acted upon with respect to any series or Class as provided in, Rule 18f-2, as from time to time in effect, under the 1940 Act, or any successor rule and by the Declaration of Trust. Except as otherwise required by the 1940 Act, the shareholders of each Class of any series having more than one Class of shares, voting as a separate class, shall have sole and exclusive voting rights with respect to the provisions of any Plan applicable to shares of such Class.

        (8) The assets and liabilities of the Trust shall be allocated among the above-referenced series as set forth in paragraph 6 of Article FOURTH of the Declaration of Trust, except that the liabilities, expenses, costs, charges or reserves of the Trust which are not readily identifiable as belonging to any particular series shall be allocated among the series (a) on the basis of their relative average daily net assets, (b) as incurred on a specific identification basis or (c) evenly among the series, depending on the nature of the expenditure.

        (9) The Trustees (including any successor Trustees) shall have the right at any time and from time to time to reallocate assets and expenses or to change the designation of any series


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now or hereafter created, or otherwise to change the special and relative rights of any such series provided that such change shall not adversely affect the rights of holders of shares of a series.

        IN WITNESS WHEREOF, the undersigned has set her hand and seal this 27th day of January, 1999.


                                          /s/  GRACIE FERMELIA

                                          --------------------------------------
                                          Gracie V. Fermelia, Secretary



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                                 ACKNOWLEDGMENT


STATE OF CALIFORNIA   )
                      )    SS                                   January 27, 1999
COUNTY OF LOS ANGELES )


        Then personally appeared before me the above named Gracie V. Fermelia, Secretary, and acknowledged the foregoing instrument to be her free act and deed.


                                          /s/ KAREN L. BYNUM II
                                          --------------------------------------
                                                       Notary Public


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